EDAC Technologies Corporation Receives $6.2 Million in New Orders for its Precision Aerospace product line in the first 2 months of 2006
FOR IMMEDIATE RELEASE: FARMINGTON, Conn., March 2, 2006 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB) , a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported receipt of $6.2 million in new orders for its Precision Aerospace product line over the first 2 months of 2006. These orders have increased the EDAC’s sales backlog by $4.9 million from $21.7 million at December 31, 2005 to $26.6 million at February 28, 2006. EDAC currently has placed over $2 million in orders for additional machinery and equipment scheduled for delivery over the next six months to meet its production requirements. Dominick A. Pagano, President and Chief Executive Officer, commented, “Our efforts to increase our sales and expand our presence in the aerospace market is beginning to show results.”
These new sales orders will be delivered according to EDAC’s customers’ schedules commencing in the 3rd and 4th quarters of 2006
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.
Contact:
Glenn Purple
EDAC Technologies Corporation
860-679-7418